EXHIBIT 10.6

EMPLOYMENT AGREEMENT
(Caryn Crump)

     THIS AGREEMENT made as of the 4th day of October, 2004, by and among Rock of Ages Corporation, a Delaware corporation, with a place of business at 772 Graniteville Road, Graniteville, Vermont (the "Company"), and Caryn Crump (the "Employee"), residing at 115 N. 53rd Street, Omaha, Nebraska 68132.

FACTUAL BACKGROUND:

     A. Company wishes to employ Employee as an officer of the Company, initially as Vice President/Marketing of the Memorials Division of the Company, reporting to the Chief Operating Officer of the Memorials Division of the Company, with principal responsibilities for the development and implementation of the Company's marketing strategy for its memorial products to increase sales of the Company's products within its memorial distribution system (the "Position") and with such other executive duties and responsibilities, and such other or different senior executive positions, as Company may assign to Employee; and Employee wishes to accept such employment subject to the terms and conditions of this agreement.

     B.  Company and its direct and indirect subsidiaries, successors and assigns (herein referred to as the ROAC Corporate Group) quarry, manufacture, sell and otherwise deal in granite, marble, bronze and other memorials, monuments and other products, perform services related thereto, and market such products and services at wholesale and retail in the United States and in various foreign countries (Company's "Business") and have accumulated valuable and confidential information including trade secrets and know-how relating to technology, manufacturing procedures, formulas, machines, marketing plans, sources of supply, business strategies and other business records.

     C.  The agreement by Employee to enter into the covenants contained herein is a condition precedent to the employment of Employee by the Company in the Position; Employee hereby acknowledges said covenants and acknowledges that Employee's execution of this agreement is an express condition of Employee's employment; and that said covenants are given as material consideration for such employment and the other benefits conferred upon Employee by this agreement.

     D.   As used herein, the term "Company" shall refer to Company and, where applicable, to any member of the ROAC Corporate Group for which Employee may from time to time be performing services under this agreement.

     NOW, THEREFORE, in consideration of the foregoing, the employment provided hereunder, and other valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1.  EMPLOYMENT.  Company agrees to employ Employee, and Employee accepts employment in the Position, reporting to the Chief Operating Officer of the Memorials Division of the Company, all upon the terms and conditions hereinafter set forth.

     2.  DUTIES AND POLICIES.

          (a)  DUTIES.  The Employee agrees to devote her full time and best efforts to Employee's employment duties in the Position or such other or different positions to which Employee may be assigned during the Term (as hereinafter defined), and to such other duties as may be assigned to Employee from time to time by Company. Notwithstanding the foregoing, the Employee may, subject to the provisions of the Company's Code of Business Conduct and Ethics and with the approval of the Chief Operating Officer of the Memorials Division, serve as a director or officer of an organization or entity not in a competing business with the Company; deliver lectures, write articles or books, or fulfill speaking engagements; engage in charitable and community activities, provided, in each case, that such activities do not interfere with the performance of Employee's duties hereunder.

          (b)  POLICIES.  Employee agrees to abide by the policies, rules, regulations or usages applicable to Employee as established by Company and the ROAC Corporate Group, from time to time and provided to Employee in writing (collectively, the Company's "Policies").

          (c)  COMPANY LOCATIONS. Employee shall be primarily assigned to the Company's Graniteville, Vermont office, but the Employee must be available for regular travel, meetings and temporary functions at customers, and other Company and ROAC Corporate Group locations as may be required to fulfill the duties and responsibilities of the Position.

           3. TERM.  The term of this agreement (the "Term") shall be five (5) years, beginning on the date first above written, unless terminated earlier as hereinafter provided.

           4.  COMPENSATION. For all services to be rendered by Employee in any capacity hereunder, the Company shall pay Employee the following:

          (a)  SALARY.  The Company shall pay Employee an annual salary of Two Hundred Twenty Five Thousand Dollars ($225,000), less withholding and other taxes required by federal and state law (the "Annual Base Salary"), payable in equal monthly installments. Employee shall be eligible to receive increases in Employee's Annual Base Salary pursuant to periodic salary reviews consistent with Company's corporate policies, with the first such review to be made as of January 1, 2006; it being understood such increases are not guaranteed, but are subject to Employee's job performance and the determination by the Company, in its sole discretion, to award salary increases to Employee.

           (b)  BONUS.  Employee may also be awarded a bonus or bonuses from time to time during the Term in such amounts, if any, and at such time, if any, as the Company may determine, in its sole discretion, to award such bonuses. Employee's annual bonus target shall be up to 50% of Annual Base Salary, with performance criteria to achieve the bonus target to be set by the COO of the Memorials Division or such other person as may be designated by the Company from time to time.

           5.  FRINGE BENEFITS. During the term of this agreement, Employee shall be entitled to participate in such fringe benefits as, from time to time, may be applicable to the Company's similarly situated employees, subject to the terms and conditions of such fringe benefit plans. The Employee's "Initial Fringe Benefits" include those listed on EXHIBIT 5 attached hereto and incorporated herein by reference. The Initial Fringe Benefits may be phased out and terminated and the Company may substitute for the Initial Fringe Benefits such different and/or additional fringe benefits as the Company from time to time, after the date hereof, makes available for the Company's similarly situated employees.

          Fringe benefits as used in this section do not include cash compensation, stock options or other compensation. The Company reserves the right to modify, eliminate or change fringe benefits in its discretion. Fringe benefits provided to Employee will, however, generally be not less advantageous to Employee than those provided by Company to its similarly situated employees.

         6.  INCENTIVE STOCK OPTIONS. The Company, subject to approval by the Rock of Ages Corporation ("ROAC") Compensation Committee, will grant Employee incentive stock options under the Rock of Ages Corporation Amended and Restated 1994 Stock Plan (the "Option Plan") for Twenty Five Thousand (25,000) shares of ROAC Class A Common Stock, One Cent ($.01) par value, at a price per share authorized and approved by the grant by the ROAC Compensation Committee, namely the closing price of the ROAC Class A Common Stock on the date of grant in accordance with ROAC's 1994 Stock Plan (the "Plan"), by ROAC and Employee of ROAC's standard form Stock Option Agreement, which will provide that the term of the option will be for ten (10) years, and that the options will vest in equal installments over three years, commencing one year from date of grant.

        7.  TERMINATION.

        (a)  TERMINATION BECAUSE OF DEATH OR TOTAL DISABILITY. This agreement will terminate automatically upon the date of Employee's Death or Total Disability. Employee shall be deemed to have incurred a Total Disability:

               (i)  if Company maintains a long term disability policy in effect for the benefit of Employee, on the date when the Employee shall have received total disability benefits under said policy for a period of six (6) months;

               (ii) if no such long term disability insurance policy is in effect on the date when Employee suffers from a physical or mental disability of such magnitude and effect that Employee is unable to perform the essential functions of Employee's assigned Position notwithstanding reasonable accommodation and such disability continues during a period of twelve (12) continuous or noncontinuous months within the eighteen (18) month period beginning on the first day of the month in which the first day of disability occurs;

               (iii)  if Employee illegally uses drugs and, as a result, performance of Employee's duties and/or employment with Company is in any way impaired; or

               (iv) on the date when Employee receives more than twelve (12) weeks of payments under the Social Security Act because it is determined by the Social Security Administration that Employee is totally disabled.

Total Disability as set forth in subsections (ii) or (iii) above shall be deemed to have occurred upon the written certification to Company thereof by the Employee's personal physician, which certification may be requested in writing by Company. If Employee does not have a personal physician or refuses to consult with Employee's personal physician, Company may select a licensed physician, board-certified in internal medicine or family practice, at its cost, to examine the Employee, which physician shall, for purposes hereof, be deemed to be the Company's physician; provided, that if Employee refuses to be examined by the Company's physician within thirty (30) days after the physician's appointment by Company, then Employee may be conclusively presumed to have become Totally Disabled as of the close of such thirty (30) days period. If Employee disagrees with the opinion of Company physician, then Employee may select a second licensed, board-certified physician, at Employee's cost, to examine Employee. If said two (2) physicians disagree as to whether Employee is Totally Disabled, then the personal physician and the Company shall then select a third licensed, board-certified physician, with the cost of this third physician to be split between Company and Employee, to examine Employee. Upon examination of Employee by the three (3) physicians, each physician shall render an opinion with respect to the condition of Employee in regards to Employee's Total Disability, and the opinion of a majority of the physicians shall be binding upon all parties.

     (b)  TERMINATION BY THE COMPANY OR EMPLOYEE. The Company may terminate this agreement with or without cause and by giving Employee thirty (30) days prior written notice. In the event of termination or notice of termination by Company without cause, or in the event that Employee terminates this agreement for "Good Reason" (defined below) Employee will be entitled to the following: (i) the then current Annual Base Salary, payable in 12 equal monthly installments (less applicable withholdings), with the first such installment being due on the 15th day of the month following the date of such termination and subsequent payments being made on the same day of each of the following months; (ii) earned but unpaid bonus (if any) for the year in which this agreement is terminated, prorated to date of termination and payable when such bonuses are normally paid; (iii) continuation of health care coverage at active employee contribution rates for a period of 2 years following the date of termination of this agreement, provided, however, that health care coverage shall cease if the Employee or Employee's spouse becomes eligible for health care coverage at another employer; (iv) reimbursement for outplacement services in an aggregate amount not to exceed $5,000. Said payments shall release the Company from any further obligations under this agreement.

Termination of Employee by the Company for (1) abandonment by the Employee of, or chronic, habitual or continuous failure by Employee to perform, over a period of thirty (30) or more days, Employee's duties as an employee hereunder; (2) violation, default or breach of any of Employee's material covenants and agreements hereunder; (3) Employee's material failure to observe, comply with or to abide by the Company's Policies after written notice and a reasonable opportunity to cure; (4) embezzlement or other theft of corporate property; (5) drug, alcohol or other substance abuse, (6) sexual harassment, battery or other criminally actionable offense by Employee against an employee or customer of the Company; or (7) Employee's conviction of any felony while employed by the Company shall constitute and be in all respects termination for cause by the Company. In the event that Employee's employment hereunder is terminated with cause, or in the event that Employee resigns in lieu of such termination, Employee shall not be entitled to payment of any further compensation, salary or benefits under the terms of this agreement (including the termination payment described above) except (i) Annual Base Salary to date of termination; (ii) any vested benefits under the then current Company employee benefit plans; (iii) accrued but unused vacation; and (iv) any benefit continuation or conversion rights under the then current Company employee benefit plans.

Employee may resign from employment at any time for any reason and terminate this agreement by giving thirty (30) days written notice to Company of such intention. In such event, Company may, in its discretion, permit Employee to work through the notice period or accept the Employee's immediate resignation. In the event of a resignation by Employee, Employee shall not be entitled to payment of any further compensation, salary or benefits under the terms of this agreement (including the termination payment described above) except (i) Annual Base Salary to date of termination; (ii) earned but unpaid bonus for the year prior to the date of termination; (iii) any vested benefits under the then current Company employee benefit plans; (iv) accrued but unused vacation; and (v) any benefit continuation or conversion rights under the then current Company employee benefit plans.

For the purposes of this section 7, "Good Reason" shall mean the occurrence, without Employee's consent, of any of the following events or circumstances: (a) any material breach by the Company of this agreement; (b) any material diminution in the Employee's position, authority or responsibilities with the Company; or (c) a change by the Company in the location of the Employee's office at Graniteville, Vermont to a new location that is both (i) outside a radius of 50 miles from the Employee's principal residence in Vermont and (ii) more than 50 miles from the Employee's office in Graniteville, Vermont.

    (c) TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL. If the Employee's employment hereunder is terminated (x) by the Company (other than a termination due to Employee's death, Disability or for cause) within 12 months after a Change in Control, or (y) by the Employee for Good Reason within 12 months after a Change in Control, then (1) the Company shall pay to the Employee a lump sum in cash within 15 days after the effective date of termination equal to one (1) times the then current Annual Base Salary, plus the benefits referenced in section 7(b)(ii), (iii) and (iv) and (2) immediately prior to the effective date of such termination, any outstanding options granted to Employee pursuant to the Option Plan shall fully vest and become immediately exercisable.

      For the purposes of this Agreement, a "Change in Control" shall mean:

          (i)  the acquisition by any individual or entity, or by any "group" or "person" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (an individual or entity or any such group or person, a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) after the date of this Agreement of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this paragraph (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company or by any entity controlled by the Company; (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or by any entity controlled by the Company; (4) any acquisition pursuant to a transaction which satisfies the criteria set forth in clauses (A), (B) and (C) of paragraph (iii) below; or (5) any acquisition by Kurt M. Swenson or his siblings, any Permitted Transferee (as defined in the Company's Amended and Restated Certificate of Incorporation as in effect as of the date of this Agreement) of Kurt M. Swenson or his siblings, any Person controlled by any such Person(s) or any group of which any such Person is a member (any of the Persons described in this clause 5 being referred to as an "Excluded Person"); or

      (ii) individuals who, as of the date of this Agreement, constitute the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board, other than in connection with a transaction between or among the Company and any Excluded Person(s) (an "Excluded Transaction"); provided, however, that any individual becoming a director after the date of this Agreement whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least the majority of the directors then comprising the Incumbent Board (other than such an individual becoming a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) shall be considered for all purposes of this definition of "Change in Control" as though such individual were a member of the Incumbent Board; or

       (iii) consummation by the Company of a merger or consolidation other than a merger or consolidation constituting an Excluded Transaction (a "Business Combination"), unless, immediately following consummation of such Business Combination, (A) the Outstanding Company Voting Securities immediately prior to consummation of such Business Combination continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity in such Business Combination, or of the ultimate parent entity of such surviving entity if such surviving entity has any direct or indirect parent entities immediately following consummation of such Business Combination) more than 40% of the combined voting power of the then outstanding securities or other interests entitled to vote generally in the election of directors or other governing body of such surviving entity (or of the ultimate parent entity of such surviving entity if such surviving entity has any direct or indirect parent entities immediately following consummation of such Business Combination); (B) no Person (excluding any (1) Excluded Person, (2) direct or indirect parent entity of the surviving entity in such Business Combination and (3) employee benefit plan (or related trust) of the Company (including the Company as the surviving entity in such Business Combination) or of any subsidiary of the Company) beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, securities or other interests representing 50% or more of the combined voting power of the outstanding securities or other interests entitled to vote generally in the election of directors or other governing body of such surviving entity (or of the ultimate parent entity of such surviving entity if such surviving entity has any direct or indirect parent entities immediately following consummation of such Business Combination); and (C) at least half of the members of the board of directors or other governing body such of surviving entity (or of the ultimate parent entity of such surviving entity if such surviving entity has any direct or indirect parent entities immediately following consummation of such Business Combination) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

     (iv)  the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or consummation of the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity or an entity at least 60% of the combined voting power of the voting securities of which are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to such sale.

     As used in the foregoing definition of "Change of Control," "control" or "controlled" shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

     8.   NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Employee acknowledges that during Employee's employment, Employee will become fully familiar with all aspects of Company's Business and the ROAC Corporate Group's businesses, and will obtain access to confidential and proprietary information relating to such businesses. Employee understands, agrees and covenants that such information is valuable and Employee has no property interest in it. Therefore, Employee covenants and agrees that during Employee's employment with Company and thereafter, Employee will not use, disclose, communicate or divulge such information to any person not employed by Company and the ROAC Corporate Group, or use such information except as may be necessary to perform Employee's duties as an Employee under this agreement. Employee's obligations in this section shall survive the expiration of the Term of this agreement and/or termination of Employee's employment under this agreement for any reasons whatsoever.

    9.  NON-SOLICITATION OF EMPLOYEES, CLIENTS AND CUSTOMERS. During the Term of this agreement and for the period of Employee's non-competition covenant set forth in Section 11 hereof, following the termination of this agreement, Employee agrees not to, on Employee's own behalf or on behalf of any other person, corporation, firm or entity, directly or indirectly, solicit or induce any client, customer, employee or sales representative of Company or the ROAC Corporate Group to stop doing business with or to leave any of the said companies for any reason whatsoever or to hire any of said companies' employees.

   10.  RETURN OF PROPERTY. Upon termination or non-renewal of this agreement for any reason, employee agrees to immediately return all Company and ROAC Corporate Group property, whether confidential or not, without keeping copies or excerpts thereof, including, but not limited to, computers, printers, customer lists, samples, product information, financial information, price lists, marketing materials, keys, credit cards, automobiles, technical data, research, blueprints, trade secrets information, and all confidential or proprietary information.

   11.  NON-COMPETITION COVENANT BY EMPLOYEE. Company and Employee agree that the Company and the ROAC Corporate Group are currently engaged in the business of quarrying, manufacturing, lettering, setting, marketing and selling at need and pre-need granite, bronze and other memorials and monuments and related products and services at wholesale and at retail (herein collectively referred to as the "Restricted Business") and Company is, or during the Term intends to be, engaged in the Restricted Business in every state of the United States as of the date of this agreement and has hereby hired the Employee to help expand and grow the Restricted Business. Therefore, the restricted territory shall include all the states of the United States (the "Restricted Territory"). Accordingly, as a material and essential inducement to Company to hire the Employee and in consideration of Company's agreements with the Employee under this agreement, Employee agrees that during the Term of this agreement and, if this agreement is terminated for any reason, lapses, is not renewed for any reason, or Employee is not employed (with or without a written contract) by Company after the end of the Term hereof for any reason, then, in any such case, for a period equal to two (2) years thereafter Employee will not, in the Restricted Territory, directly or indirectly, in any manner whatsoever:

        (a) compete with Company, its successors and assigns, or the ROAC Corporate Group, its successors and assigns, in the Restricted Business, in the Restricted Territory;

        (b) engage in the Restricted Business, except as an employee of Company or the ROAC Corporate Group, in the Restricted Territory;

        (c) have any ownership interest in (other than the ownership of less than five percent (5%) of the ownership interests of a company whose stock or other ownership interests are publicly traded) any business entity which engages, directly or indirectly, in the Restricted Business in the Restricted Territory except for any ownership interest owned by Employee during the Term of this agreement, and after termination of this agreement, in the Company or in any member of the ROAC Corporate Group;

        (d)  contract, subcontract, work for, solicit work from, solicit Company or ROAC Corporate Group employees for, or solicit customers for, advise or become affiliated with, any business entity which engages in the Restricted Business in the Restricted Territory except as an employee of Company or of the ROAC Corporate Group; or

        (e) lend money or provide anything of value to any entity which engages in the Restricted Business in the Restricted Territory.

        The term "compete" as used in this Section 11 means engage in competition, directly or indirectly, either as an employee, officer, director, owner, agent, member, consultant, partner, sole proprietor, stockholder, or any other ownership form or other capacity.

        While the restrictions as set forth herein and in Sections 8, 9 and 11 are considered by the parties hereto to be reasonable in all circumstances, it is recognized that any one or more of such restrictions might fail for unforeseen reasons. Accordingly, it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as unreasonable in all circumstances for the protection of Company and the ROAC Corporate Group and their interests, but would be valid if part of the wording thereof were deleted, the period thereof reduced, or the range of activities or area dealt with reduced in scope, such restrictions shall apply with the minimum modification as may be necessary to make them valid and effective, while still affording to Company and the ROAC Corporate Group the maximum amount of protection contemplated thereby.

       Employee represents that he has carefully reviewed Employee's restrictive non-competition covenant set forth in this Section 11 and the non-disclosure covenant in Section 8 and the non-solicitation covenant in Section 9 and has determined that these covenants will not impose undue hardship, financial or otherwise, on Employee; that their Restrictive Territory and duration will not impose a hardship on Employee; that they protect Company's and the ROAC Corporate Group's legitimate interests in their investment in Employee and in their goodwill of their Restricted Business; and that in Employee's opinion Employee not being able to compete in the Restrictive Territory for the duration of Employee's covenants will not be injurious to the public interest.

      Employee agrees that Employee's breach of Employee's covenants in Sections 8, 9, 10 and 11 will cause irreparable harm to Company and the ROAC Corporate Group.

     12. LOYALTY. Employee shall devote Employee's full time and best efforts to the performance of Employee's employment under this agreement. During the term of this agreement, Employee shall not at any time or place whatsoever, either directly or indirectly, engage in the Restricted Business or any other professional or active business to any extent whatsoever, except on or pursuant to the terms of this agreement, or with the prior written consent of Company.

     Employee agrees that he will not, while this agreement is in effect, do any unlawful acts or engage in any unlawful habits or usages which injure, directly or indirectly, Company and its business or the ROAC Corporate Group and its businesses.

    13. GOVERNING LAW, JURISDICTION AND VENUE. This agreement shall be governed by and construed in accordance with the laws of the State of Vermont.

    14.  HEADINGS. The descriptive headings of the several sections of this agreement are inserted for convenience of reference only and shall not control or affect the meanings or construction of any of the provisions hereof.

    15.  SEVERABILITY AND VIOLATION OF LAWS. If any provision of this agreement shall be held invalid or unenforceable according to law, such provision shall be modified to the extent necessary to bring it within the legal requirements. Any such invalidity or unenforceability shall not affect the remaining provisions of this agreement, and such remaining provisions shall continue in full force and effect.

    16.  SPECIFIC PERFORMANCE. The Employee hereby agrees and stipulates that it would be impossible to measure in monetary terms the damages which would be suffered by Company in the event of any breach by Employee of Sections 8, 9, 10, 11 and 12 of this agreement. Therefore, if the Company shall institute any action in equity to enforce such sections of this agreement, the Employee hereby waives any claim or defense that the Company has an adequate remedy at law, and the Employee agrees that the Company is entitled to specific performance of such terms of the agreement.

     17.  NOTICES. Any notice or other communication required or permitted under this agreement shall be in writing and shall be deemed to have been duly given (i) upon hand delivery, or (ii) on the third day following delivery to the U.S. Postal Service as certified or registered mail, return receipt requested and postage prepaid, (iii) on the first day following delivery to a nationally recognized United States overnight courier services for next business day delivery with fee prepaid, or (iv) when telecopied or sent by facsimile transmission if an additional notice is also given under (i), (ii) or (iii) above within three (3) days thereafter. Any such notice or communication shall be directed to a party at its address set forth below or at such other address as may be designated by a party in a notice given to all other parties hereto in accordance with the provisions of this section.

FOR THE COMPANY:

Rudolph R. Wrabel
President and COO/Memorials Division
Rock of Ages Corporation
772 Graniteville Road
Graniteville, Vermont 05654
Telephone: (802) 476 3121
Telecopy:   (802) 476 3110

With a copy to:

Michael B. Tule
Vice President/General Counsel
Rock of Ages Corporation
369 North State Street
Concord, NH 03301
Telephone: (603) 225-8397
Telecopy:   (603) 225-4801

FOR THE EMPLOYEE:

Caryn Crump
115 N. 53rd Street
Omaha, Nebraska 68132

      18.ASSIGNMENT. The rights and obligations of Company together with its obligations and all of Employee's covenants and agreements hereunder may be assigned by Company to any parent, subsidiary or other affiliate of the Company by operation of law or by contractual assignment; provided, however, that the Company shall continue to guarantee the obligations, agreements, duties and covenants hereunder. The rights and obligations of Employee under this agreement are not assignable.

     19. COMPLETE AND ENTIRE AGREEMENT. This agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements, representations and warranties of the parties as to the subject matter hereof.

     20. AMENDMENTS. This agreement may be amended, or any provision of the agreement may be waived, provided that any such amendment or waiver will be binding on the parties only if such amendment or waiver is set forth in a writing executed by all parties hereto. The waiver by any party hereto of a breach of any provision of this agreement shall not operate or be construed as a waiver of any other breach.

     21.  SURVIVAL. Sections 7(b) and (c), 8, 9, 10, 11, 12, 13, 15, 16, 17, 21 and 22 shall survive expiration of the Term of this agreement and/or termination of Employee's employment under this Agreement.

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    22.  ARBITRATION.  The parties agree to submit any claim, action, grievance or controversy (the "Grievance") arising under or out of this Agreement to final and binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. A request for arbitration must be filed with the American Arbitration Association within six (6) months after the grieving party knew or had reason to know of the events giving rise to the Grievance, and a copy of the arbitration request must be served upon the other party in accordance with Section 17. The decision of the arbitrator on any Grievance submitted under this Section 22 will be final and binding on the parties. The cost of the arbitrator and arbitration proceedings shall be borne equally by the parties, and the arbitration shall be conducted in Burlington, Vermont. The parties agree that the arbitrator shall have no authority to add to, subtract from or modify in any way, the terms or provisions of this agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement, all as of the date first written above.

ROCK OF AGES CORPORATION

By: /s/ Rudolph R. Wrabel
Witness	Rudolph R. Wrabel, President and Chief Operating Officer/ Memorials Division

/s/ Caryn Crump
Witness	Caryn Crump

EXHIBIT 5

To Employment Agreement of

Caryn Crump

INITIAL FRINGE BENEFITS: The following is a list of the fringe benefits provided to the Employee. These benefits may be phased out and terminated and the Company may substitute for the Initial Fringe Benefits such different and/or additional fringe benefits as the Company from time to time, after the date hereof, makes available for the Company's similarly situated employees. Please see the Rock of Ages Corporation Employee Resource Manual of Policies and Benefits and/or the actual benefit plans for further information.

LIFE INSURANCE. One and one-half times annual salary rounded to nearest $1,000 (maximum currently $280,000). At retirement, coverage reduces to 50% with maximum of $60,000. Fully paid by company. See plan for actual details.

MEDICAL INSURANCE.&nbps; Dual choice: Indemnity plan with vision care or a managed plan with vision care and a dental plan option. Company pays 83% for the indemnity plan and 95% for the managed plan (88% with the dental plan option). See plan for actual details.

VACATION. Four weeks or such greater amount as is determined by you to be reasonably necessary and is approved by the Chief Executive Officer.

HOLIDAYS. Ten annually.

SICK LEAVE. Up to 10 days paid time off per year for the illness or injury of the employee only.

LONG TERM DISABILITY. Provides 60% of base salary after 26 weeks of short-term disability. Five day waiting period unless hospitalized. See plan for actual details.

PENSION. Final five year average base salary X .018 plus final five year average excess social security compensation X .004% X years of service (30 maximum) = monthly benefit payable at normal retirement (age 65), life zero years certain. Other options actuarially reduced for continuation to spouse/beneficiary. 100% vesting when employed five years. Early retirement benefits available at or after age 55 assuming employee has 10 years of service. Benefit actuarially reduced for early retirement. Eligible after one year of service per plan. Fully paid by company. See plan for actual details.

401K PLAN. Optional pension benefit allows employee to defer pretax up to 100% of income (subject to statutory maximum) into a choice of fifteen investment funds. Company matches 25% on the first $1,000 deferred and 10% on deferrals over $1,000. Employee is eligible to participate as of the first of the quarter following one year of employment. See plan for actual details.

CAR. Company car provided by purchase or lease as approved by COO/Memorials Division. All gas, maintenance, insurance and repairs paid by company. Company follows actual IRS audit instructions regarding treatment of personal use of car.

BUSINESS EXPENSES. All ordinary and necessary business expenses are reimbursed in full by the Company based on submission of expense reimbursement forms.

MOVING EXPENSES. Any moving expenses, including the real estate commission on the sale of Employee's house in the Omaha, Nebraska area, closing costs, professional mover fees, packing and unpacking of household goods, etc., will be reimbursed in full by the Company. Taxable moving expense reimbursements shall be "grossed up" to cover the estimated additional tax liability incurred by Employee as a result of such reimbursements.

CELL PHONE & CALLING CARD. A cell phone and phone calling card will be provided and all usage charges paid by the Company.

 AIR TRAVEL. Frequent flyer miles earned are retained by the employee. Employees are expected to fly economy class for domestic flights and personally pay for additional charges for, or upgrades to, first class or business class. International flights are by business class. Exceptions to this policy may be approved by the Chief Executive Officer for special situations.

EXHIBIT 10.8

Summary of 2005 Compensation for
Executive Officers and Non-Employee Directors

Executive Officer Compensation

In February 2005, the Compensation Committee of the Board of Directors of Rock of Ages Corporation (the "Company"), approved the 2005 compensation for the Company's executive officers. The table below sets forth 2005 compensation and potential bonus award values under the Company's Executive Management Bonus Plan (the "Bonus Plan"), as well as certain other compensation.

Name and Title	Annual Salary (1)	Bonus (2)	Other Compensation (3)

Caryn A. Crump Senior Vice President of Marketing/Memorials Division	$225,000	—	—
Douglas S. Goldsmith Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	$185,004	—	—
Jon M. Gregory President and Chief Operating Officer/Quarry Division	$420,004 (4)	—	—
Donald Labonte President/North American Manufacturing	$195,000	—	—
Kurt M. Swenson Chairman, President and CEO	$485,000 (4)	—	—
Michael B. Tule Senior Vice President/General Counsel & Secretary	$160,000	—	—
Rick Wrabel President and Chief Operating Officer/ Memorials Division	$320,004	—	—

(1)	Effective as of January 1, 2005.

(2)

Executive officers may receive bonuses in amounts determined at the discretion of the Compensation Committee, based on the attainment of certain corporate performance measures, as well as the performance of each executive.

(3)

Mr. Wrabel and Ms. Crump will receive payments during 2005 to assist in defraying the cost of certain temporary living expenses. It is not possible to determine the amount of those payments at this time.

(4)	Includes $100,000 of salary for each of Mr. Swenson and Mr. Gregory earned but deferred at their election pursuant to the Rock of Ages Corporation Key Employees Deferred Salary Plan.

The executive officers are also eligible to participate in the Company's employee benefit plans, which include health, dental, life and long-term disability insurance; vacation leave; Company designated holidays; and the ability to participate in the Company's 401(k) Plan and its defined benefit retirement plan.

Non-Employee Director Compensation

For 2005, non-employee directors will receive the following annual compensation, which has been approved by the Company's Board of Directors and remains unchanged from 2004:

Cash Compensation

  Annual Retainer of $20,000
  $1,000 for each regularly scheduled board meeting (including committee meetings)
  $1,500 annual retainer for each committee chairman
  Reimbursement for reasonable expenses incurred in connection with attending board and committee meetings.